Filed Pursuant to Rule 424(b)(3)
Registration No. 333-168461
Prospectus Supplement
(To Prospectus dated August 2, 2010)

$60,000,000
Up to 300,000,000 Shares of Common Stock
Issuable Upon Exercise of Rights to Subscribe for Such Shares at $0.20 per Share

We are distributing at no charge to the holders of our common stock, and to the holders of Exchangeable Shares (as defined herein), on July 28, 2011, which we refer to as the record date, transferable rights to purchase up to an aggregate of 300,000,000 shares of our common stock. We will distribute to each such holder as of the record date 0.816 transferable rights for each share of common stock or each Exchangeable Share that the holder owns. Each right entitles the holder to purchase one share of common stock at the subscription price of $0.20 per whole share, which we refer to as the basic subscription right. To the extent that any rights holders do not exercise their basic subscription rights, those rights holders who exercise their basic subscription rights in full will be entitled to subscribe for additional shares of common stock, which we refer to as the over-subscription right. The over-subscription right allows a rights holder who has exercised its basic subscription rights in full to subscribe for an additional number of shares of common stock on a pro rata basis, subject to ownership restrictions, if any shares are not purchased by other holders of subscription rights under their basic subscription privileges as of the expiration date. Rights may be exercised only for whole shares; no fractional shares of common stock will be issued in this offering. You will have no right to rescind your subscription after receipt of your executed subscription agreement and payment of the subscription price.

The rights will expire at 5:00 p.m., New York City time, August 15, 2011, unless extended as described herein, which date we refer to as the expiration date. We may extend the period for exercising the rights in our sole discretion. Rights that are not exercised prior to the expiration date will expire and have no value. There is no minimum number of shares that we must sell in order to complete the rights offering.

The rights are listed for trading on the NYSE Amex under the symbol “BQI RT.” The rights are transferable, except that Canadian holders may only transfer their rights to other Canadian holders or trade their rights over the NYSE Amex. The rights will trade on NYSE Amex for at least 10 days, commencing on August 2, 2011, and the last trading day for the rights is the last trading day prior to the closing of the rights offering, which is currently expected to be August 12, 2011.  Our common stock is listed on the NYSE Amex under the symbol “BQI.” The closing price of our shares of common stock on July 18, 2011 was $0.33  per share.

We are actively soliciting persons to agree to purchase any and all of the 300,000,000 shares of common stock that are not purchased by our stockholders or their transferees under the rights offering, up to 19.9% of the outstanding common and Exchangeable Shares immediately prior to such purchase, at the subscription price of $0.20 per share.

As a result of the terms of this offering, stockholders who do not fully exercise their rights will own, upon completion of this offering, a smaller proportional interest in us than otherwise would be the case had they fully exercised their rights. See “Risk Factors—Risks Related To This Offering—Your interest in us may be diluted as a result of this offering” in this prospectus supplement for more information.

An investment in our common stock involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement.

	Subscription Price	Dealer Manager Fee	Estimated Proceeds to us
Per share	$0.20	(1)	(1)
Total (2)	$60,000,000	$1,425,000	$57,575,000
(1)
In connection with the offering, Knight Capital Americas, L.P. (“Knight”), the dealer manager for the offering to U.S. holders of common stock, will receive a minimum fee of $100,000 creditable against the financial advisory fees equal to $0.0065 per share for gross proceeds up to $25,000,000, $0.0045 per share for gross proceeds from $25,000,000.01 to $40,000,000, $0.0030 per share for gross proceeds from $40,000,000.01 to $55,000,000 and $0.0020 for proceeds from $55,000,000.01 to $60,000,000, subject to certain caps.  In addition, we have agreed to reimburse the dealer manager for its expenses incurred in connection with this offering and an additional fee under certain circumstances.  See “Plan of Distribution” for additional information.

(2)	Assumes that the rights offering is fully subscribed.

      Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

If you have any questions or need further information about this rights offering, please call Georgeson Inc., our information agent for the rights offering, at (888) 613-9988 (toll-free).

KNIGHT

The date of this prospectus supplement is July 20, 2011

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and prospectus or any free writing prospectus we may authorize. We have not provided, nor have we authorized anyone else to provide you with different or additional information. We are not making an offer of securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and prospectus is accurate as of any date other than the date on the front of this prospectus supplement regardless of its time of delivery, and you should not consider any information in this prospectus supplement, prospectus, free writing prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

As used in this prospectus supplement, “Oilsands Quest,” “we,” “our” and “us” refer to Oilsands Quest Inc. and its subsidiaries, unless stated otherwise or the context requires otherwise.

In this prospectus supplement, unless otherwise specified or the context otherwise requires, all references to “dollars” and “$” are to United States dollars.

S-ii

SUMMARY

The following summary provides an overview of certain information about Oilsands Quest and this offering and may not contain all the information that is important to you. This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus supplement, prospectus and the documents we incorporate by reference. You should read this entire prospectus supplement and prospectus and the documents that we incorporate by reference carefully before making a decision about whether to invest in our securities.

Our Company

Oilsands Quest Inc. is exploring and developing oil sands permits and licences, located in Saskatchewan and Alberta. On July 15, 2011, the Company announced that it had converted portions of its Axe Lake permits to 15 year leases, which are the first oilsands leases in Saskatchewan. The Company operates through wholly owned subsidiaries. Our primary operating subsidiary is Oilsands Quest Sask Inc.  We have generated no revenue. We have used significant funds in operations, and expect this trend to continue for the foreseeable future.  There is no assurance that we can raise enough funds to accomplish our development plan, explore and exploit our properties or generate revenues or net income.

Our principal offices are located at 800, 326 – 11th Avenue SW, Calgary, Alberta, Canada T2R 0C5, and our telephone number is (403) 263-1623. We are a Colorado corporation. Our website is www.oilsandsquest.com. Our website is not a part of this prospectus supplement.

The Rights Offering

The Offering

We are distributing at no charge to: (i) the holders of our common stock and (ii) the holders of exchangeable shares in the capital of our subsidiary, Oilsands Quest Sask Inc. (the “Exchangeable Shares”), on July 28, 2011 (the “Record Date”), transferable rights to purchase up to an aggregate of 300,000,000 new shares of our common stock. (Each Exchangeable Share is exchangeable for one share of common stock of Oilsands Quest Inc.). We will distribute 0.816 transferable rights for each share of common stock or each Exchangeable Share that you own on the Record Date. Each right entitles the holder to purchase (the “Basic Subscription Right”) one share of common stock at the subscription price of $0.20 per whole share (the “Subscription Price”). Rights may only be exercised for whole numbers of shares; no fractional shares of common stock will be issued in this offering.

Rights may be exercised at any time during the subscription period, which commences on August 2, 2011 and ends at 5:00 p.m., New York City time, on August 15, 2011, (the “Expiration Date”), unless extended by us in our discretion.

The rights are listed for trading on the NYSE Amex under the symbol “BQI RT.” The rights are transferable, except that Canadian holders may only transfer their rights to other Canadian holders or trade their rights over the NYSE Amex. The rights will trade on NYSE Amex for at least 10 days, commencing on August 2, 2011, and the last trading day for the rights is the last trading day prior to the Expiration Date, which is currently expected to be August 12, 2011.  See “The Rights Offering.”

We are actively soliciting persons to agree to purchase, which we refer to as a backstop agreement, any and all of the 300,000,000 shares of common stock that are not purchased by our stockholders or holders of Exchangeable Shares or their transferees under the rights offering, up to 19.9% of the outstanding common stock and Exchangeable Shares immediately prior to such purchase, at the Subscription Price of $0.20 per share.

Subject to applicable law, you may choose to participate in this rights offering in order to maintain your existing level of ownership.  If you do not exercise all of your rights, your current ownership percentage in Oilsands Quest (but not the actual number of shares of common stock) will be reduced as a result of the rights offering.

Over-Subscription Right

Rights holders who exercise their Basic Subscription Rights in full will be entitled to subscribe for additional shares, subject to the ownership restrictions described below, that remain unsubscribed as a result of any unexercised Basic Subscription Rights as of the Expiration Date of the rights offering (the “Over-subscription Right”). If sufficient Remaining Shares (as defined below) of our common stock are available, all over-subscription requests will be honored in full. Shares acquired pursuant to the Over-subscription Right are subject to certain limitations and pro rata allocations. See “The Rights Offering—Over-subscription Right.”

Sale of Rights

The rights are evidenced by a subscription certificate and are transferable until August 15, 2011 (or if the offering is extended, until the extended Expiration Date). The rights are listed for trading on the NYSE Amex under the symbol “BQI RT” as described above.  No assurance can be given that a market for the rights will develop. See “The Rights Offering—Sale of Rights.”

Use of Proceeds

We intend to use the net proceeds received from the exercise of the rights to fund our exploration and development plans, as well as for general corporate purposes. See “Use of Proceeds.”

Termination

This offering may be terminated at any time.  If the offering is terminated, all rights will expire without value, all rights will cease trading on the NYSE Amex, and we will promptly arrange for the refund, without interest, of all funds received from holders of rights. All monies received by the Subscription Agent (as defined below) in connection with the offering will be held by the Subscription Agent on our behalf in a segregated account.

Subscription Agent

Computershare Investor Services Inc. (“Computershare”) will act as the subscription agent (the “Subscription Agent”) in connection with this offering.

Information Agent

Georgeson Inc. (“Georgeson”) will act as the information agent (the “Information Agent”) in connection with this offering. You may contact Georgeson with questions toll-free at (888) 613-9988.

How to Obtain Subscription Information

—	Contact your broker-dealer, trust company, or other nominee where your rights are held, or
—	Contact the Information Agent, toll-free at (888) 613-9988.

How to Subscribe

—	Deliver a completed subscription certificate and the required payment to the subscription agent by the Expiration Date, or
—
If your shares are held in an account with your broker-dealer, trust company, bank or other nominee, which qualifies as an Eligible Guarantor Institution, as that term is defined under Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), have your Eligible Guarantor Institution deliver a notice of guaranteed delivery to the subscription agent by the Expiration Date.

Distribution Arrangements

Knight will act as dealer manager (the “Dealer Manager”) for the offering to U.S. holders of common stock. Under the terms and subject to the conditions contained in the dealer manager agreement (the “Dealer Manager Agreement”), the Dealer Manager will provide marketing assistance in connection with the U.S. offering. The offering is not contingent upon any number of rights being exercised. We have agreed to pay the Dealer Manager fees for its marketing services as described under “Plan of Distribution.” In addition, we have agreed to reimburse the Dealer Manager for its expenses incurred in connection with this offering and to indemnify it for certain liabilities, including liabilities under the federal securities laws.

Important Dates to Remember

Rights begin trading on the NYSE Amex on a “when issued” basis	July 25, 2011
Record Date	July 28, 2011
First Trading Day of Rights on NYSE Amex	August 2, 2011
Subscription Period	From August 2, 2011 to August 15, 2011	(1)
Last Trading Day of Rights on NYSE Amex	August 12, 2011	(1)
Expiration Date	August 15, 2011	(1)
Deadline for Delivery of Subscription Certificates and Payment for Shares (2)	August 15, 2011	(1)
Deadline for Delivery of Notice of Guaranteed Delivery (2)	August 15, 2011	(1)
Deadline for Delivery of Subscription Certificates and Payment for Shares pursuant to Notice of Guaranteed Delivery	August 18, 2011	(1)

(1)	Unless the offering is extended.
(2)
Participating rights holders must, by the Expiration Date of this offering, unless the offering is extended, either (i) deliver a subscription certificate and payment for shares or (ii) cause to be delivered on their behalf a notice of guaranteed delivery.

Ownership Restrictions

       We will require each rights holder exercising its rights to represent to us in the subscription certificate that, together with any of its affiliates or any other person with whom it is acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding or disposing of our securities it will not beneficially own more than 19.9% of our then outstanding shares of common stock and any Exchangeable Shares (calculated immediately upon closing of this offering) as a result of the exercise of rights unless such limitation is waived by the Company. With respect to any stockholder who already beneficially owns in excess of 19.9% of our outstanding shares of common stock and any Exchangeable Shares, we will require such holder to represent to us in the subscription certificate that they will not, via the exercise of their rights, increase their proportionate interest in our common stock.

        Any rights holder found to be in violation of either such representation will have granted to us in the subscription certificate, with respect to any such excess shares, (1) an irrevocable proxy and (2) a right for a limited period of time to repurchase such excess shares at the lesser of the $0.20 per share Subscription Price and the then market price, each as set forth in more detail in the subscription certificate.

Recommendation of our Board of Directors

       Our board of directors (“Board of Directors”) is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise their subscription rights risk a complete loss on their investment. We cannot assure you that the market price of our common stock will be above the Subscription Price at the completion of this offering or at any other time, or that anyone purchasing shares at the Subscription Price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering.

Risk Factors

Investing in our common stock involves a high degree of risk. You should consider carefully the information in “Risk Factors.”

RISK FACTORS

Exercising your rights and investing in our common stock involves risks. You should consider carefully the following information about these risks, together with the other information incorporated by reference into this prospectus supplement, including the information discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended April 30, 2011, filed with the SEC on July 6, 2011 and amended on Form 10-K/A on July 8, 2011 (the “Form 10-K”) and any other filings that may be incorporated by reference into this prospectus supplement prior to expiration of the rights offering, before investing in our shares of common stock. These risks could have a material adverse effect on our business, financial condition, liquidity and results of operations and the market price of our common stock.

Risks Related to the Rights Offering

Your interest in Oilsands Quest may be diluted as a result of this offering.

Stockholders who do not fully exercise their rights should expect that they will, at the completion of this offering, own a smaller proportional interest in us than would otherwise be the case had they fully exercised their rights.

Because we do not have any formal commitments from any of our stockholders to participate in this rights offering, and have not entered into a backstop agreement with any person concerning this rights offering, the net proceeds we receive from this rights offering may be less than currently anticipated.

We do not have any binding commitments from any of our stockholders to participate in this rights offering and we cannot assure you that any of our other stockholders will exercise all or any part of their Basic Subscription Rights or their Over-subscription Rights. If our stockholders subscribe for fewer shares of our common stock than anticipated, the gross proceeds may be less than anticipated.  In addition, we are not entering into any backstop agreement or similar agreement with respect to the purchase of any shares of our common stock subscribed for through the Basic Subscription Rights or the Over-subscription Rights. Therefore, there is no certainty that any shares will be purchased pursuant to the rights offering.  There is no minimum purchase requirement as a condition to our accepting subscriptions.

This offering may cause the price of our common stock to decrease.

The Subscription Price per share is less than the closing price on July 18, 2011, the last trading day before we announced the rights offering, and less than the average of the closing sales prices of our common stock over the 30 trading day period ended July 18, 2011. The Subscription Price, together with the number of shares of common stock we propose to issue and ultimately will issue if this offering is completed, may result in an immediate decrease in the market value of our common stock. This decrease may continue after the completion of this offering. If that occurs, you may have committed to buy shares of common stock in the rights offering at a price greater than the prevailing market price. Further, if a substantial number of rights are exercised and the holders of the shares received upon exercise of those rights choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock. There is no assurance that following the exercise of your rights you will be able to sell your common stock at a price equal to or greater than the Subscription Price.

You could be committed to buying shares of common stock above the prevailing market price.

Once you exercise your rights, you may not revoke such exercise even if you later learn information that you consider to be unfavorable to the exercise of your rights. Our shares of common stock are traded on the NYSE Amex under the symbol “BQI.” On July 18, 2011, the last trading day before we announced this offering, the closing price for our shares of common stock on the NYSE Amex was $0.3356. We cannot assure you that the market price of our shares of common stock will not decline prior to the expiration of this offering or that, after shares of common stock are issued upon exercise of rights, a subscribing rights holder will be able to sell shares of common stock purchased in this offering at a price greater than or equal to the Subscription Price.

Our stock price is extremely volatile.

The trading price of our common stock has been and could continue to be subject to wide fluctuations in response to announcements of our business developments or those of our competitors, world commodity prices, periodic updates on our resource assessments, quarterly variations in operating results, and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of our common stock.

The Subscription Price determined for this offering is not an indication of the value of our common stock.

The Subscription Price was set by our Board of Directors and does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the Subscription Price as an indication of the value of our common stock. After the date of this prospectus supplement, our common stock may trade at prices below the Subscription Price.

No prior market exists for the rights.

The rights are a new issue of securities with no established trading market and we cannot assure you that a market for the rights will develop or, if a market does develop, how liquid it will be. We have not retained any investment bank or broker-dealer to serve as a market maker for the rights or to make a market in the rights, and we do not expect that anyone will do so. The rights are tradeable on NYSE Amex until 4:00 p.m. on August 12, 2011, the last trading day before the Expiration Date, unless extended, at which time they will cease to have any value.

You may not be able to resell any shares of our common stock that you purchase upon the exercise of rights immediately upon expiration of this offering.

For holders that hold their shares in certificated form, if you exercise your rights, you may not be able to resell the common stock purchased by exercising your rights until you (or your broker or other nominee) have received a stock certificate for those shares. Although we will endeavor to issue the appropriate certificates as soon as practicable after completion of this offering, there may be some delay between the Expiration Date and the time that we issue the new stock certificates.

If we withdraw or terminate this offering, neither we nor the Subscription Agent will have any obligation to you except to return your subscription payments.

We may withdraw or terminate this offering at any time. If we withdraw or terminate this offering, all rights will cease trading on the NYSE Amex, and neither we nor the Subscription Agent will have any obligation with respect to rights that have been exercised except to return, without interest or deduction, any subscription payments the Subscription Agent received from you.

If you do not act on a timely basis and follow subscription instructions, your exercise of rights may be rejected.

Holders of shares of common stock who desire to purchase shares of our common stock in this offering must act on a timely basis to ensure that all required forms and payments are actually received by the Subscription Agent prior to 5:00 p.m., New York City time, on the Expiration Date, unless extended. If you are a beneficial owner of shares of common stock and you wish to exercise your rights, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by your broker, custodian bank or other nominee in sufficient time to deliver such forms and payments to the Subscription Agent to exercise the rights granted in this offering that you beneficially own prior to 5:00 p.m., New York City time on the Expiration Date, unless extended. We will not be responsible if your broker, custodian or other nominee fails to ensure that all required forms and payments are actually received by the Subscription Agent prior to 5:00 p.m., New York City time, on the Expiration Date, unless extended.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this offering, the Subscription Agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the Subscription Agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

If you pay the Subscription Price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares in this rights offering.

Any uncertified check used to pay for shares to be issued in this rights offering must clear prior to the Expiration Date of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for shares by uncertified check and your check has not cleared prior to the Expiration Date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the shares you wish to purchase.

The receipt of rights may be treated as a taxable dividend to you.

Although the issue is not entirely free from doubt, we believe that the distribution of rights to holder of common stock in this offering should be treated as a non-taxable stock distribution for U.S. tax purposes.  This position is not binding on the Internal Revenue Service (“IRS”) or the courts, however, and if this position is finally determined by the IRS or a court to be incorrect, the fair market value of the rights would be taxable to a U.S. holder of shares of our common stock as a dividend to the extent of the holder’s pro rata share our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent of such holder’s basis in its shares of our common stock and then as capital gain.  See “Material United States Federal Income Tax Considerations.”

The proceeds of this rights offering may not be sufficient to advance our development plan.

Significant amounts of capital will be required to explore and develop our permit lands in Saskatchewan and Alberta and our oil sands exploration licenses in Saskatchewan.  There is no assurance that this rights offering will generate the additional capital necessary to finance these activities.  If this rights offering is not fully subscribed, management anticipates that the Company will be able to fund its activities at a reduced level through January 2012 with its cash and cash equivalents as of April 30, 2011. Accordingly, there is substantial doubt about our ability to continue as a going concern, and without sufficient additional funding, we may not be able to maintain operations beyond that date and we may need to cease our exploration and development activities altogether.  We cannot assure you that the sale of additional equity capital, borrowing funds or selling a portion of our interest in our assets can be successfully completed or obtainable on terms acceptable to us, if at all. Failure to obtain such additional financing could result in delays or indefinite postponement of further exploration and development of our projects.

There can be no guarantee that we will enter into one or more backstop agreements.

There can be no guarantee that we will enter into any backstop agreements. When deciding whether to purchase additional shares of our common stock in the offering, you should not assume that we will receive any funding from such backstop agreements.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus Supplement includes certain statements that may be deemed to be “forward-looking statements.” All statements, other than statements of historical facts, included in this Prospectus Supplement that address activities, events or developments that our management expects, believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements include discussion of such matters as:

—      our plan to raise additional capital;

—      implementation of our business plan;

—      the amount and nature of future capital, development and exploration expenditures;

—      the timing of exploration and development activities;

—      potential reservoir recovery optimization processes; and

—      business strategies and development of our business plan and drilling programs.

Forward-looking statements are statements other than relating to historical fact and are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate”, “potential”, “prospective” and other similar words or statements that certain events or conditions “may” “will” or “could” occur. Forward-looking statements such as references to Oilsands Quest’s drilling program, geophysical programs, reservoir field testing and analysis program, preliminary engineering and economic assessment program for a first commercial project, and the timing of such programs are based on the opinions and estimates of management and the Company’s independent evaluators at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements, which include but are not limited to our ability to raise additional capital, risks associated with our ability to implement our business plan, risks inherent in the oil sands industry, regulatory and economic risks, land tenure risks, lack of infrastructure in the region in which the company’s resources are located and risks associated with the company’s ability to implement its business plan.  The Company undertakes no obligation to update forward-looking information if circumstances or management’s estimates or opinions should change, except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements.

USE OF PROCEEDS

Assuming that 300,000,000 shares of common stock are issued in this offering, we estimate that the net proceeds will be approximately $57,575,000, after deducting expenses related to this offering payable by us.

If the rights offering is fully subscribed, we will use the net proceeds as follows:

●
to operate the planned pilot project at Axe Lake in order to demonstrate that the Axe Lake reservoir can be produced using proven steam-assisted gravity drainage (SAGD) technology – approximately $23 million;

●
continue with the core hole re-abandonment program at Axe Lake, which the Saskatchewan Ministry of Energy and Resources requires us to satisfactorily complete by March 1, 2015 – approximately $12 million;

●	advance the Wallace Creek project through additional seismic and drilling programs – approximately $4 million; and

●	the balance for general corporate purposes.

If the offering is not fully subscribed, management anticipates that the Company will be able to fund its activities at a reduced level through January 2012 with its cash and cash equivalents as of April 30, 2011 and will continue pursuing opportunities identified by the strategic review.  Without sufficient additional funding, we may not be able to maintain operations beyond that date, and we may need to cease our exploration and development activities altogether although we will continue the core hole re-abandonment program.

DILUTION

Stockholders purchasing common stock pursuant to this rights offering will experience an immediate dilution of the net tangible book value per share of our common stock. Our net tangible book value as of April 30, 2011 was approximately $139 million, or $0.40] per share of our common stock (based upon 348,495,556 shares of our common stock outstanding at April 30, 2011). Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of shares outstanding on April 30, 2011. Dilution per share equals the difference between the amount per share paid by purchasers of shares of common stock in the rights offering and the net tangible book value per share of our common stock immediately after the rights offering.

Based on the aggregate offering of a maximum of 300,000,000 shares in the rights offering, the estimated net proceeds from the rights offering will be $57,575,000. Net tangible book value is the aggregate amount of our tangible assets less our total liabilities. Based on the estimated proceeds, our pro forma net tangible book value as of April 30, 2011 would have been approximately $197 million or $0.30 per share. This represents an immediate decrease in pro forma net tangible book value to existing stockholders of $0.10 per share and an immediate increase to purchasers in the rights offering of $0.10 per share.

Net tangible book value per share, prior to rights offering	$139,303,000
Proceeds of rights offering	$57,575,000
Increase to net tangible book value attributable to the rights offering	$57,575,000
Pro forma net tangible book value per share after the rights offering	$0.30
Dilution in net tangible book value per share	$0.10

CAPITALIZATION

The following table sets forth our capitalization as of April 30, 2011, on an actual and as adjusted basis to give effect to the sale of 300,000,000 shares of our common stock in this offering, at the Subscription Price of $0.20 per share, and our receipt of the net proceeds from that sale. This table should be read in conjunction with our consolidated audited financial statements and the notes thereto for the fiscal year ended April 30, 2011 included in our Form 10-K. See “Incorporation By Reference.”

	Actual	As Adjusted
	($ in thousands)
Cash and cash equivalents	$15,984	73,559

Total current liabilities	$13,554	$13,554
Obligations under sublease contract	550	550
Future asset retirement obligation	19,585	19,585

Stockholders’ equity:
Preferred Stock, par value of $0.001 each, 10,000,000 shares authorized, 1 Series B Preferred share outstanding	-	-
Common Stock, par value of $0.001 each, 750,000,000 shares authorized; 348,495,556 common shares (not including 19,129,237 Exchangeable Shares outstanding at April 30, 2011), actual and as adjusted	348	648
Additional paid-in capital	789,738	847,013
Deficit accumulated during development stage	(711,435)	(711,435)
Accumulated other comprehensive income	60,852	60,852
Total Stockholders’ Equity	139,503	197,078

Total Liabilities and Stockholders’ Equity	$173,192	230,767

Unless otherwise indicated, the number of shares of common stock presented in this prospectus supplement (i) includes 19,129,237 shares of common stock that remain to be issued on future exchanges of Exchangeable Shares (see note 10 to our consolidated audited financial statements for the fiscal year ended April 30, 2011 included in our Form 10-K) and (ii) excludes an aggregate of 48,032,021 shares of common stock issuable upon the exercise of stock options, warrants and commitments to issue shares outstanding at April 30, 2011.  The number of shares outstanding also does not take into account issuances of shares upon exercise of outstanding options, warrants or commitments to issue shares after April 30, 2011.

THE RIGHTS OFFERING

Terms of the Offer

We are issuing to our stockholders and holders of Exchangeable Shares as of the Record Date transferable rights to subscribe for an aggregate of up to 300,000,000 shares of our common stock. Each Record Date stockholder and Exchangeable Share holder is being issued 0.816 transferable rights for each share of our common stock owned on the Record Date. Each right entitles the holder to purchase one share of common stock at the Subscription Price of $0.20 per share of common stock, which we refer to as the Basic Subscription Right. Rights may only be exercised for whole numbers of shares; no fractional shares of common stock will be issued in this offering.

Rights may be exercised at any time during the subscription period, which commences on August 2, 2011 and ends at 5:00 p.m., New York City time, on August 15, 2011, the Expiration Date, unless extended by us.

The rights are listed for trading on the NYSE Amex under the symbol “BQI RT.” The rights are transferable, except that Canadian holders may only transfer their rights to other Canadian holders or trade their rights over the NYSE Amex. The rights will trade on NYSE Amex for at least 10 days, commencing on August 2, 2011, and the last trading day for the rights is the last trading day prior to the Expiration Date, which is currently expected to be August 12, 2011. The shares of our common stock issued upon the exercise of rights are also listed on the NYSE Amex under the symbol “BQI”. The rights will be evidenced by subscription certificates, which will be mailed to stockholders, except as discussed below under “Foreign Stockholders.”

Rights holders who fully exercise their Basic Subscription Rights will be entitled to subscribe for additional shares that remain unsubscribed as a result of any unexercised rights (the “Remaining Shares”), in an amount equal to up to such rights holders’ pro rata amount, based on the total Basic Subscription Rights exercised, of the Remaining Shares, as described below. If sufficient Remaining Shares of our common stock are available, all over-subscription requests will be honored in full. Shares acquired pursuant to the Over-subscription Right are subject to certain limitations and pro rata allocations. See “Over-subscription Right” below.

For purposes of determining the number of shares a rights holder may acquire in this offering, broker-dealers, trust companies, banks or others whose shares are held of record by Cede & Co., or Cede, or by any other depository or nominee will be deemed to be the holders of the rights that are issued to Cede or the other depository or nominee on their behalf.

There is no minimum number of rights that must be exercised in order for the offering to close.

Over-subscription Right

Rights holders who exercise their Basic Subscription Rights in full will be entitled to subscribe, subject to the limitations described under “—Ownership Restrictions” belowand subject to pro-rata allotment, for additional shares that remain unsubscribed as a result of any unexercised Basic Subscription Rights, which we refer to as the Remaining Shares. Rights holders should indicate on the subscription certificate how many additional shares they are willing to acquire pursuant to the Over-subscription Right. If there are sufficient Remaining Shares, all over-subscription requests will be honored in full. If requests for shares pursuant to the Over-subscription Right exceed the Remaining Shares available, the available shares remaining will be allocated pro rata among rights holders who over-subscribe based on the number of rights then held. The percentage of Remaining Shares each Over-subscribing Rights holder may acquire will be rounded down to result in delivery of whole shares. The allocation process may involve a series of allocations to assure that the total number of Remaining Shares available for over-subscriptions is distributed on a pro-rata basis. The formula to be used in allocating the available excess shares is as follows:

Rights Holder’s Rights Ownership as of the Expiration Date	X	Shares Available for Rights Holders Exercising Their Over-Subscription Right
Total Rights Ownership as of the Expiration Date of Rights Holders Exercising Their Over-Subscription Right

Banks, brokers, trustees and other nominee holders of rights will be required to certify to the Subscription Agent, before any Over-subscription Right may be exercised with respect to any particular beneficial owner, as to the aggregate number of rights exercised pursuant to the Basic Subscription Right and the number of shares subscribed for pursuant to the Over-subscription Right by such beneficial owner.

We will not otherwise offer or sell in connection with the offering any shares that are not subscribed for pursuant to the Basic Subscription Right or the Over-subscription Right.

Expiration of the Offer

The offering will expire at 5:00 p.m., New York City time, on August 15, 2011 unless extended by us, and may not be exercised thereafter.

Our Board of Directors may determine to extend the subscription period, and thereby postpone the Expiration Date, to the extent our Board of Directors determines that doing so is in the best interest of our stockholders.

Any extension of the offering will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

Determination of the Subscription Price

The Subscription Price is $0.20 per whole share of common stock. Our Board of Directors determined that the Subscription Price, which was a 40% discount from the closing price on the last day of trading before the offering was announced and a 40% discount from the average closing price over the 30 trading day period prior to the announcement, for the shares should provide an incentive to our current stockholders and holders of Exchangeable Shares to exercise their rights. Factors considered in setting the Subscription Price included general conditions in the securities markets, the terms and expenses of the offering relative to other alternatives for raising capital, including fees payable to the dealer manager and our advisors, the size of the offering, the current trading price of our common stock and the amount of proceeds desired. The Subscription Price does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. You should not consider the Subscription Price to be an indication of the fair value of the common stock issuable upon the exercise of the rights.

Our shares of common stock may trade at prices above or below the Subscription Price.

Determination of the Number of Rights Issued per Share of Common Stock

The 0.816 rights issued per share of common stock was calculated by dividing the 300,000,000 maximum number of shares to be issued in this offering by the total number of shares of common stock and Exchangeable Shares outstanding.

Information Agent

Georgeson Inc. will act as the Information Agent in connection with this offering. The Information Agent will receive for its services a minimum fee estimated to be approximately $7,000 plus reimbursement of all out-of-pocket expenses related to the offering and $1,000 if the rights offering is extended. Georgeson can be contacted at the below address:

Georgeson Inc.
199 Water Street- 26th Floor
New York, NY 10038
Banks and Brokers Call: (212) 440-9800
Call Toll-free: (888) 613-9988

Subscription Agent

Computershare Inc. is the Subscription Agent in connection with this offering. The Subscription Agent will receive for its administrative, processing, invoicing and other services a minimum fee estimated to be approximately $25,000, plus reimbursement for all out-of-pocket expenses related to the offering.

Exercise of Rights

Completed subscription certificates must be sent together with full payment of the Subscription Price in U.S. dollars for all shares subscribed for through the exercise of the Basic Subscription Right and the Over-subscription Right to the Subscription Agent by one of the methods described below. Alternatively, an Eligible Guarantor Institution may send notices of guaranteed delivery by facsimile to (617) 360-6810, which must be received by the Subscription Agent at or prior to 5:00 p.m., New York City time, on the Expiration Date of the offering or, if the offering is extended, by the close of business on the extended expiration date. Facsimiles should be confirmed by telephone at (781) 575-2332. We will accept only properly completed and duly executed subscription certificates actually received at any of the addresses listed below, at or prior to 5:00 p.m., New York City time, on the Expiration Date of the offering or by the close of business on the third business day after the Expiration Date of the offering following timely receipt of a notice of guaranteed delivery. See “Payment for Shares” below. For purposes of this prospectus supplement and rights offering, close of business means 5:00 p.m., New York City time, on the relevant date.

Subscription Certificate Delivery Method	Address/Number

By Notice of Guaranteed Delivery:
Contact an Eligible Guarantor Institution, which may include a commercial bank or trust company, a member firm of the NYSE Amex or the Toronto Stock Exchange or a savings bank or credit union, to notify us of your intent to exercise the rights.

By Registered, Certified, Express Mail or Overnight Courier:	Computershare Inc. c/o Voluntary Corporate Actions Suite V, 250 Royall Street Canton, MA 02021

By First Class Mail:	Computershare Inc. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011

Delivery to an address other than one of the addresses listed above may not constitute valid delivery and, accordingly, may be rejected by us.

Any questions or requests for assistance concerning the method of subscribing for shares or for additional copies of this prospectus supplement or subscription certificates or notices of guaranteed delivery may be directed to the subscription agent at its telephone number and address listed below:

Computershare Investor Services Inc.
c/o Voluntary Corporate Actions
Suite V, 250 Royall Street
Canton, MA 02021
Toll-free: (800) 564-6253
Email: corporateactions@computershare.com

Stockholders may also contact their broker-dealers or nominees for information with respect to the offering.

All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the Subscription Price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted. We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, violate any applicable foreign or domestic law, rule or regulation. We also reserve the right to waive any deficiency or irregularity with respect to any subscription certificate. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We and the Subscription Agent will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription forms or payments or incur any liability for failure to give such notification.

Participating rights holders will have no right to revoke their subscription after receipt of the executed subscription agreement and payment for shares.

Methods for Exercising Rights

Rights are evidenced by subscription certificates that, except as described below under “Foreign Stockholders,” will be mailed to Record Date stockholders or, if a Record Date stockholder’s shares are held by a depository or nominee on his, her or its behalf, to such depository or nominee. Rights may be exercised by completing and signing the subscription certificate that accompanies this prospectus supplement and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription certificate to the Subscription Agent, together with payment in full for the shares at the estimated Subscription Price by the Expiration Date of the offering. Rights may also be exercised by contacting your broker, trustee or other nominee, who can arrange, on your behalf, to guarantee delivery of payment and delivery of a properly completed and duly executed subscription certificate pursuant to a notice of guaranteed delivery by the close of business on the third business day after the Expiration Date. A fee may be charged for this service. Completed subscription certificates and related payments must be received by the Subscription Agent prior to 5:00 p.m., New York City time, on or before the Expiration Date (unless payment is effected by means of a notice of guaranteed delivery as described below under “Payment for Shares”) at the offices of the Subscription Agent at the address set forth above.

Participating rights holders will have no right to rescind their subscription after receipt of the executed subscription agreement and payment for shares.

Exercise of the Over-Subscription Right

Rights holders who fully exercise all Basic Subscription Rights issued to them may participate in the Over-subscription Right by indicating on their subscription certificate the number of shares they are willing to acquire. If sufficient Remaining Shares are available after the basic subscription, all over-subscriptions will be honored in full, subject to the ownership restrictions described below under “Ownership Restrictions;” otherwise, Remaining Shares will be allocated on a pro rata basis as described under “Over-subscription Right” above.

Shares Held by a Nominee

Record Date stockholders whose shares are held by a nominee, such as a bank, broker-dealer, trustee or depository for securities, must contact that nominee to exercise their rights. In that case, the nominee will complete the subscription certificate on behalf of the Record Date stockholder and arrange for proper payment by one of the methods set forth under “Payment for Shares” below.

Nominees should also notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the rights. If the beneficial owner so instructs, the nominee should complete the subscription certificate and submit it to the Subscription Agent with the proper payment as described under “Payment for Shares” below.

Payment for Shares

Participating rights holders may choose between the following methods of payment:

(1)
Send the subscription certificate together with payment for the shares acquired in the Basic Subscription Right and any additional shares subscribed for pursuant to the Over-subscription Right to the Subscription Agent at the Subscription Price of $0.20 per share. To be accepted, the payment, together with a properly completed and executed subscription certificate, must be received by the Subscription Agent at one of the Subscription Agent’s offices set forth above (see “Exercise of Rights”), at or prior to 5:00 p.m., New York City time, on the Expiration Date; or

(2)
Request an Eligible Guarantor Institution to send a notice of guaranteed delivery by facsimile or otherwise guaranteeing delivery of (i) payment of the full Subscription Price for the shares subscribed for in the Basic Subscription Right and any additional shares subscribed for pursuant to the Over-subscription Right and (ii) a properly completed and duly executed subscription certificate. The Subscription Agent will not honor a notice of guaranteed delivery unless a properly completed and duly executed subscription certificate and full payment for the shares is received by the Subscription Agent at or prior to 5:00 p.m., New York City time, on August 18, 2011 (or, if the offering is extended, by the close of business on the third business day after the extended expiration date).

Payment must be in United States dollars, whereby only money orders, checks or bank drafts drawn on a bank located in the continental United States or a Canadian chartered bank, and made payable to Computershare will be accepted.

The Subscription Agent will deposit all funds received by it prior to the final payment date into a segregated account pending any pro-ration and distribution of the shares.

The method of delivery of subscription certificates and payment of the Subscription Price to us will be at the election and risk of the participating rights holders. If sent by mail, it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 5:00 p.m., New York City time, on the Expiration Date or the date guaranteed payments are due under a notice of guaranteed delivery (as applicable). Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.Whichever of the two methods described above is used, issuance of the shares purchased is subject to collection of checks and actual payment.

If a participating rights holder who subscribes for shares as part of the Basic Subscription Right or Over-subscription Right does not make payment of any amounts due by the Expiration Date or the date guaranteed payments are due under a notice of guaranteed delivery, as applicable, the Subscription Agent reserves the right to take any or all of the following actions: (i) reallocate the shares to other participating rights holders in accordance with the Over-subscription Right; (ii) apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of shares that could be acquired by such participating rights holder upon exercise of the Basic Subscription Right and/or the Over-subscription Right; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for shares.

Participating rights holders will have no right to revoke their subscription after receipt of the executed subscription agreement and payment for shares.

Transfer of Rights

Trading on NYSE Amex

The rights are listed for trading on the NYSE Amex under the symbol “BQI RT.” The rights will trade on NYSE Amex for at least 10 days, commencing on August 2, 2011, and the last trading day for the rights is August 12, 2011, the last trading day prior to the Expiration Date. No assurance can be given that a market for the rights will develop. Rights holders are encouraged to contact their broker-dealer, bank, trustee or other nominees for more information about trading of the rights. Rights will begin trading on a “when issued” basis on July 25, 2011.

Other Transfers

Other than rights holders with a mailing address in Canada, rights holders may transfer all or a portion of their rights. The rights evidenced by a subscription certificate may be transferred in whole by endorsing the subscription certificate for transfer in accordance with the accompanying instructions. A portion of the rights evidenced by a single subscription certificate (but not fractional rights) may be transferred by delivering to the Subscription Agent a subscription certificate properly endorsed for transfer, with instructions to register such portion of the rights evidenced thereby in the name of the transferee and to issue a new subscription certificate to the transferee evidencing such transferred rights. In such event, a new subscription certificate evidencing the balance of the rights, if any, will be issued to the stockholder or, if the stockholder so instructs, to an additional transferee. The signature on the subscription certificate must correspond to the name as written upon the face of the subscription certificate in every particular, without alteration or enlargement, or any change. A signature guarantee must be provided by an Eligible Guarantor Institution, subject to the standards and procedures adopted by us.

Stockholders wishing to transfer all or a portion of their rights should allow at least five business days prior to the Expiration Date of the rights offering for (i) the transfer instructions to be received and processed by the Subscription Agent; (ii) a new subscription certificate to be issued and transmitted to the transferee or transferees with respect to transferred rights, and to the transferor with respect to retained rights, if any; and (iii) the rights evidenced by such new subscription certificate to be exercised or sold by the recipients thereof. Neither we nor the Subscription Agent nor the Dealer Manager shall have any liability to a transferee or transferor of rights if subscription certificates are not received in time for exercise or sale prior to the Expiration Date (or if the offering is extended, on or before five business days prior to the extended expiration date) of the rights offering.

Except for the fees charged by the Subscription Agent and Dealer Manager, which will be paid by us, all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred or charged in connection with the purchase, sale or exercise of rights will be for the account of the transferor of the rights, and none of those commissions, fees or expenses will be paid by us, the Subscription Agent or the Dealer Manager.

We anticipate that the rights will be eligible for transfer through, and that the exercise of the basic subscription and the over-subscription right may be effected through, the facilities of the Depository Trust Company, or DTC. Holders of DTC exercised rights may exercise the Over-subscription Right in respect of such DTC exercised rights by properly completing and duly executing and delivering to the Subscription Agent, at or prior to 5:00 p.m., New York City time, on the day prior to the Expiration Date of the rights offering, a nominee holder over-subscription certificate or a substantially similar form satisfactory to the Subscription Agent, together with payment of the Subscription Price for the number of shares for which the Over-subscription Right is to be exercised.

Rights holders that have a mailing address in Canada may only transfer to other rights holders in Canada, or through trading their rights through the facilities of the NYSE Amex.

Foreign Stockholders

Other than stockholders with a mailing address in British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island or Newfoundland and Labrador, Canada, subscription certificates will not be mailed to foreign stockholders. Foreign stockholders will receive written notice of this offering. The Subscription Agent will hold the rights to which those subscription certificates relate for these stockholders’ accounts until instructions are received to exercise the rights, subject to applicable law. If no instructions have been received by 5:00 p.m., New York City time, on August 12, 2011, three business days prior to the Expiration Date (or, if the offering is extended, on or before three business days prior to the extended expiration date), the Subscription Agent will use its commercially reasonable efforts to sell the rights of these stockholders. The net proceeds, if any, from the sale of the rights will be remitted to these stockholders.

Recommendation of our Board of Directors

Our Board of Directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise their subscription rights risk investment loss on their investment. We cannot assure you that the market price of our common stock will be above the Subscription Price at the closing or at any other time or that anyone purchasing shares at the Subscription Price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering.

Delivery of Stock Certificates

Stockholders whose shares are held of record by Cede or by any other depository or nominee on their behalf or their broker-dealers’ behalf will have any shares that they acquire credited to the account of Cede or the other depository or nominee. With respect to all other stockholders, stock certificates for all shares acquired will be mailed after payment for all the shares subscribed for has cleared, which may take up to 15 days from the Expiration Date.

Termination; Extensions; Amendments

 We may terminate, extend or otherwise amend this rights offering, in whole or in part, if at any time before completion of this rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to this rights offering that in the sole judgment of our Board of Directors would or might make this rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of this rights offering. In addition, we reserve the right, in our sole discretion, to terminate, extend or otherwise amend the terms of this rights offering for any reason prior to the Expiration Date of this rights offering. We will notify rights holders of any termination, extension or amendment by issuing a press release. In the event of a material amendment to the terms of this rights offering, we will distribute an amended prospectus supplement to stockholders of record, extend the expiration of this rights offering and offer all holders who have exercised their subscription rights a period of time to revoke their previously exercised subscriptions.

If we terminate this rights offering, all affected subscription rights (including those purchased in the open market) will expire without value, and we will arrange for all subscription payments received by the Subscription Agent to be returned, without interest or deduction, as soon as practicable.  All monies received by the Subscription Agent in connection with the offering will be held by the subscription agent, on our behalf, in a segregated account.

Ownership Restrictions

        We will require each rights holder exercising its rights to represent to us in the subscription certificate that, together with any of its affiliates or any other person with whom it is acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding or disposing of our securities it will not beneficially own more than 19.9% of the then outstanding shares of common stock and any Exchangeable Shares (calculated immediately upon closing of this offering) as a result of the exercise of rights and any Over-subscription Rights, unless this limitation is waived by the Company. With respect to any rights holder who already beneficially owns in excess of 19.9% of our outstanding shares of common stock and any Exchangeable Shares, we will require such holders to represent to us in the subscription certificate that they will not, via the exercise of their rights, increase their proportionate interest in our common stock.

        Any rights holder found to be in violation of either such ownership representation will have granted to us in the subscription certificate, with respect to any such excess shares, (1) an irrevocable proxy and (2) a right for a limited period of time to repurchase such excess shares at the lesser of the $0.20 per share price and the market price, each as set forth in more detail in the subscription certificate.

ERISA Considerations

Retirement plans and other tax exempt entities, including governmental plans, should also be aware that if they borrow in order to finance their exercise of rights, they may become subject to the tax on unrelated business taxable income under Section 511 of the Internal Revenue Code (the “Code”). If any portion of an individual retirement account is used as security for a loan, the portion so used is also treated as distributed to the IRA depositor. The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), contains fiduciary responsibility requirements, and ERISA and the Code contain prohibited transaction rules that may impact the exercise of rights. Due to the complexity of these rules and the penalties for noncompliance, retirement plans should consult with their counsel and other advisers regarding the consequences of their exercise of rights under ERISA and the Code.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences to holders of shares of our common stock (“Common Shares”) of (i) the receipt, ownership, exercise, lapse and disposition of the rights issued pursuant to this offering and (ii) the ownership and disposition of Common Shares received upon exercise of such rights.  This discussion is based on existing provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements or practice, judicial decisions, and interpretations of the foregoing, all as of the date hereof.  Future legislative, judicial or administrative modifications, revocations or interpretations, which may or may not be retroactive, may result in U.S. federal income tax consequences significantly different from those discussed herein. This discussion is not binding on the IRS. No ruling has been or will be sought or obtained from the IRS with respect to any of the U.S. federal income tax consequences discussed herein. There can be no assurance that the IRS will not challenge any of the conclusions described herein or that a U.S. court will not sustain such challenge.

As used herein, a “U.S. Holder” is a beneficial owner of Common Shares or rights that is (i) a citizen or individual resident of the United States as determined for U.S. federal income tax purposes; (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any of its political subdivisions; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; and (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.  A “Non-U.S. Holder” is a beneficial owner of Common Shares or rights that is neither a U.S. Holder nor a pass-through entity  (including a partnership or other entity taxable as a partnership for U.S. federal income tax purposes).

If a pass-through entity holds Common Shares or rights, the U.S. federal income tax treatment of an owner or partner generally will depend upon the status of such owner or partner and upon the activities of the pass-through entity.  An owner or partner of a pass-through entity holding Common Shares or rights is urged to consult its own tax advisor.

This discussion does not address any U.S. federal alternative minimum tax, U.S. federal estate, gift, or other non-income tax; or state, local or non-U.S. tax consequences. In addition, this discussion does not address the U.S. federal income tax consequences to certain categories of holders subject to special rules, including, without limitation, (i) banks, financial institutions or insurance companies; (ii) regulated investment companies or real estate investment trusts; (iii) brokers or dealers in securities or currencies or traders in securities that elect to use a mark-to-market method of accounting; (iv) tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts; (v) holders that hold a Common Share or right as part of a hedge, straddle, conversion transaction or a synthetic security or other integrated transaction; (vi) holders that have a “functional currency” other than the U.S. dollar; (vii) holders who acquired Common Shares pursuant to the exercise of compensatory stock options or otherwise as compensation; and (viii) U.S. expatriates.

This discussion assumes that the Common Shares or rights are held as capital assets (generally, property held for investment), within the meaning of Section 1221 of the Code, in the hands of a holder at all relevant times.

A HOLDER OF COMMON SHARES OR RIGHTS IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO ITS PARTICULAR SITUATION AND ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION.

U.S. HOLDERS

Taxation of Rights

Receipt of Rights

The distribution of rights to U.S. Holders of Common Shares generally should not be treated as a taxable distribution.  However, a shareholder that receives a right to acquire shares will be treated as having received a taxable distribution in an amount equal to the value of such right if the shareholder’s proportionate interest in our earnings and profits or our assets is increased and any other shareholder receives a distribution of cash or other property.  For purposes of the preceding sentence, the term “shareholder” includes holders of warrants, options and convertible securities.  The application of this rule in the present situation is complex and subject to some uncertainty in light of our existing stock options and warrants and the special treatment of foreign stockholders in this offering.   For example, if, contrary to our belief, foreign stockholders are treated as receiving property other than rights in this offering, the distribution of rights pursuant to this offering would be taxable to U.S. Holders. Although the issue is not free from doubt, we believe that the distribution of rights to U.S. Holders of Common Shares should be treated as a non-taxable stock distribution and intend to treat the distribution of rights consistent with this belief.  This position is not binding on the IRS, or the courts, however. If this position is finally determined by the IRS or a court to be incorrect, the fair market value of the rights would be taxable to a U.S. Holder of Common Shares as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent of such holder’s basis in its Common Shares and then as capital gain. The remaining discussion assumes that U.S. Holders of Common Shares in respect of which the rights are received will not be subject to U.S. federal income tax on the receipt.

The determination of a U.S. Holder’s tax basis in the rights is also unclear.  In general, if the aggregate fair market value of the rights we distribute is less than 15% of the aggregate fair market value of our Common Shares at the time of the distribution, the tax basis of the rights received by a U.S. Holder will be zero unless such holder elects to allocate a portion of its tax basis of previously owned Common Shares to the rights issued pursuant to this offering.  If the aggregate fair market value of the rights at the time of the distribution is 15% or more of the aggregate fair market value of the Common Shares at such time, or if a U.S. Holder elects to allocate a portion of its tax basis of previously owned Common Shares to the rights received in this offering, then such holder’s tax basis in previously owned Common Shares will be allocated between such Common Shares and the rights, based upon their relative fair market values as of the date of the distribution. Thus, if such an allocation is made and the rights are later exercised, the tax basis in the Common Shares originally owned will be reduced by an amount equal to the tax basis allocated to the rights and the basis in the new Common Shares will be increased by the tax basis allocated to the rights. This election is irrevocable if made and would apply to all of the rights received pursuant to the offering. The election must be made in a statement attached to a U.S. Holder’s federal income tax return for the taxable year in which the rights are distributed.  The holding period for the rights received in this offering by a U.S. Holder of Common Shares will include the holding period for the Common Shares with respect to which the rights were received.

Exercise of Rights

A U.S. Holder generally will not recognize gain or loss on the exercise of the rights and related receipt of Common Shares.  A U.S. Holder’s initial tax basis in the Common Shares received upon the exercise of the rights should be equal to the sum of (a) such U.S. Holder’s tax basis in such rights, if any, plus (b) the Subscription Price paid by such U.S. Holder on the exercise of such rights. A U.S. Holder’s holding period for the Common Shares received on the exercise of rights should begin on the day that such rights are exercised by such U.S. Holder.

A U.S. Holder that exercises rights received in this offering, or receives Common Shares after disposing of the Common Shares with respect to which the rights were received is urged to consult a tax advisor regarding the potential application of the “wash sale” rules under Section 1091 of the Code.

 Disposition of Rights

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a right in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis, if any, in the right sold or otherwise disposed of.  Any such gain or loss generally will be capital gain or loss, and will be short term or long term depending on whether the rights are treated as having been held for more than one year under the special holding period rule described above under “U.S. Holders—Taxation of Rights—Receipt of Rights.” Long-term capital gains of a non-corporate U.S. Holders are generally subject to taxation at reduced rates. The deductibility of capital losses is subject to various limitations.

Lapse of Rights

Upon the lapse or expiration of a right a U.S. Holder would recognize no loss.  Notwithstanding the discussion under “U.S. Holders—Taxation of Rights—Receipt of Rights” above, basis will be allocated to a right only if it is exercised or disposed of.  If a holder allows a right to lapse unexercised, no basis will be treated as having been allocated to such right.

Taxation of Common Shares Received Upon Exercise of Rights

Distributions on Common Shares

The gross amount of any distribution paid on the Common Shares will generally be subject to U.S. federal income tax as dividend income to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such amount will be includable in gross income by a U.S. Holder as ordinary income on the date such U.S. Holder actually or constructively receives the distribution. Dividends received by a corporate U.S. Holder may qualify for the dividends received deduction and dividends received by a non-corporate U.S. Holders, including individuals, may qualify for reduced rates of taxation; however, in each case, certain holding period and other limitations apply.

To the extent that a distribution exceeds the amount of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of capital, causing a reduction in the U.S. Holder’s adjusted basis in the Common Shares held by such U.S. Holder (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by such U.S. Holder upon a subsequent disposition of the Common Shares), with any amount that exceeds the adjusted basis being taxed as a capital gain recognized on a sale or exchange (as discussed under “U.S. Holders—Taxation of Common Shares Received Upon Exercise of Rights—Sale, Exchange, or Other Taxable Disposition of Common Shares” below).

Sale, Exchange, or Other Taxable Disposition of Common Shares

A U.S. Holder generally will recognize capital gain or loss on the sale, exchange or other taxable disposition of Common Shares in an amount equal to the difference between the amount realized on the disposition and the U.S. Holder’s adjusted tax basis in the Common Shares. Such gain or loss would be long-term capital gain or loss if the U.S. Holder held the Common Shares for more than one year as of the date of the sale, exchange or other taxable disposition. Long-term capital gain recognized by non-corporate U.S. Holders, including individuals, generally is subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Additional Tax on Passive Income

 For taxable years beginning after December 31, 2012, U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, dividends on, and capital gains from the sale or other taxable disposition of, the Common Shares or rights, subject to certain limitations and exceptions.

U.S. Holders are urged to consult their own tax advisors regarding the possible implications of the tax described above.

U.S. Information Reporting and Backup Withholding Tax

Dividends on Common Shares and proceeds from the sale or other disposition of Common Shares or rights will be subject to U.S. information reporting rules, unless a U.S. Holder is a corporation or other exempt recipient.  In addition, payments that are subject to information reporting may be subject to backup withholding (currently at a 28% rate) if a U.S. Holder fails to provide its taxpayer identification number, fails to certify that such number is correct, fails to certify that such U.S. Holder is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules are available to be credited against a U.S. Holder’s U.S. federal income tax liability and may be refunded to the extent they exceed such liability, provided the required information is provided to the IRS in a timely manner.

NON-U.S. HOLDERS

Taxation of Rights

Receipt of Rights

As discussed in “U.S. Holders—Taxation of Rights—Receipt of Rights” above, although the issue is not free from doubt, we believe that the distribution of rights to Non-U.S. Holders of Common Shares should be treated as a non-taxable stock distribution and intend to treat the distribution of rights consistent with this belief.  If, however, Non-U.S. Holders are considered to receive property other than rights in this offering, the fair market value of such property would be treated as a taxable dividend to the extent paid out of our current and accumulated earnings and profits, if any, and subject to U.S. withholding in a manner described under “Non-U.S. Holders—Taxation of Common Shares Received Upon Exercise of Rights—Distributions on Common Shares” below. Any distribution in excess of our earnings and profits would be treated as a return of capital to the extent of such holder’s basis in its Common Shares and then as capital gain. The remaining discussion assumes that Non-U.S. Holders of Common Shares in respect of which the rights are received will not be subject to U.S. federal income tax on the receipt thereof.

Exercise and Lapse of Rights

In general, Non-U.S. Holders should not be subject to U.S. federal income tax (or any withholding thereof) on the exercise or lapse of the rights.

Disposition of Rights

Non-U.S. Holders generally should not be subject to U.S. federal income tax (or any withholding thereof) on the disposition of the rights.  Certain Non-U.S. Holders, however, will be subject to U.S. tax in the same manner as described under “ Non-U.S. Holders—Taxation of Common Shares Received Upon Exercise of Rights—Sale, Exchange, or Other Taxable Disposition of Common Shares” below.

Taxation of Common Shares Received Upon Exercise of Rights

Distributions on Common Shares

Any distributions of cash or property made with respect to Common Shares generally will be subject to withholding tax to the extent paid out of our earnings and profits, if any, at a rate of 30% (or a lower rate prescribed in an applicable income tax treaty). In order to obtain a reduced withholding tax rate, if applicable, a Non-U.S. Holder will be required to provide an IRS Form W−8BEN certifying its entitlement to benefits under a treaty. In addition, a Non-U.S. Holder will not be subject to withholding tax if it provides an IRS Form W−8ECI certifying that the distributions are effectively connected with its conduct of a trade or business within the United States; instead, it will be taxed as described under “Non-U.S. Holders— Taxation of Common Shares Received Upon Exercise of Rights —Sale, Exchange, or Other Taxable Disposition of Common Shares” below.

Sale, Exchange, or Other Taxable Disposition of Common Shares

In general, a Non-U.S. Holder will not be subject to U.S. federal income tax (or any withholding thereof) on any gain realized on a sale of Common Shares unless (i) the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment); (ii)  a Non-U.S. Holder is an individual, who is present in the United States for 183 days or more in the taxable year of disposition and meets other conditions; or (iii) we are or have been a United States real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding disposition and a Non-U.S. Holder’s holding period for the Common Shares.

Gain that is effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment) generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If a Non-U.S. Holder is a corporation, a “branch profits tax” of 30% (or a lower rate prescribed in an applicable income tax treaty) also may apply to such effectively connected gain. In general, a U.S. corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business.  In the event that we are determined to be a USRPHC, gain will not be subject to tax if a Non-U.S. Holder’s holdings (direct and indirect) at all times during the applicable period constituted 5% or less of our common stock, provided that our common stock were regularly traded on an established securities market during such period.  We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Payments of dividends (including any withholding thereof) on Common Shares will generally be subject to information reporting. Unless a Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information reporting may apply to the proceeds from a sale or other disposition of Common Shares and it may be subject to U.S. backup withholding tax on payments of dividends or the proceeds from a sale or other disposition of Common Shares.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules are available to be credited against a Non-U.S. Holder’s U.S. federal income tax liability and may be refunded to the extent they exceed such liability, provided the required information is provided to the IRS in a timely manner.

Additional Withholding Requirements

Under the Foreign Account Tax Compliance Act (“FATCA”), the relevant withholding agent may be required to withhold 30% of any dividends and the proceeds of a sale or other disposition of our common stock paid after December 31, 2012 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other requirements or (ii) a nonfinancial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other requirements. Non-U.S. Holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Common Shares.

PLAN OF DISTRIBUTION

The common stock offered pursuant to this rights offering is being offered by us directly to all holders of our common stock. We will distribute subscription rights certificates, copies of this prospectus supplement, and certain other relevant documents to the U.S. and Canadian holders of our common stock on the Record Date for this rights offering.

We have retained Knight Capital Americas, L.P. (“Knight”) to act as dealer manager in connection with the rights offering to rights holders in the United States.  Knight will provide financial advisory services in connection with this rights offering and facilitate meetings with holders of our common stock.  Knight will not underwrite this rights offering and has no obligation to purchase, or procure purchases of, the subscription rights or the underlying common stock or otherwise act in any capacity whatsoever as an underwriter. Knight will not enter any stabilizing bids in connection with this rights offering.  Knight may purchase and sell rights for its own account and others and may realize profits or losses independent of any fees described in this prospectus supplement.

Knight is earning a financial advisory fee under the dealer manager agreement for this rights offering as follows:

Gross Proceeds	Fee Per Share	Aggregate Fee
Up to $25,000,000	$0.0065	$812,500
From $25,000,000.01 - $40,000,000	$0.0045	337,500
From $40,000,000.01 - $55,000,000	$0.0030	225,000
$55,000,000.01 - $60,000,000	$0.0020	50,000
Total		$1,425,000

If Knight identifies a potential provider of a backstop agreement and we enter into a backstop agreement with such person, Knight will also be entitled to an additional fee equal to $0.008 per share for the shares subject to such backstop agreement, of which half shall be payable with respect to all of such shares upon execution of such backstop agreement and the remaining half shall be payable with respect to the shares actually purchased pursuant to such backstop agreement. Notwithstanding the foregoing, the total fees payable to Knight shall not exceed $500,000 on gross proceeds of less than $10,000,000 and $1,250,000 on gross proceeds of less than $25,000,000.

We have also agreed to reimburse Knight for its out-of-pocket expenses, including fees and expenses of counsel, as provided in the equity distribution agreement, up to $100,000. The expenses of this rights offering, not including the fees to be paid to the dealer manager, are estimated to be approximately $1,000,000. The remaining proceeds, after deducting the other expenses payable by us and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of the shares.  In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus supplement and the accompanying prospectus. In addition, we have agreed to indemnify the dealer manager with respect to certain liabilities, including liabilities under the federal securities laws. The Dealer Manager Agreement also provides that Knight will not be subject to any liability to us in rendering the services contemplated by the Dealer Manager Agreement except for any act of bad faith or gross negligence of Knight.

Knight has not prepared any report or opinion constituting a recommendation or advice to us or to our stockholders in connection with the rights offering, nor has Knight prepared an opinion as to the fairness of the Subscription Price or the terms of this rights offering. Knight expresses no opinion and makes no recommendation to the holders of our common stock as to the purchase by any person of any shares of our common stock. Knight also expresses no opinion as to the prices at which shares to be distributed in connection with this rights offering may trade if and when they are issued or at any future time.

Other than the dealer manager, we have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of subscription rights, and, except as described herein, no other commissions, fees or discounts will be paid in connection with this rights offering. Computershare is acting as the subscription agent, and Georgeson is acting as the information agent for this rights offering. We will pay the customary fees and expenses of the Subscription Agent and the Information Agent related to this rights offering. We also have agreed to indemnify each of the Subscription Agent and the Information Agent with respect to certain liabilities that it may incur in connection with this rights offering.

Knight has from time to time provided, and may in the future provide, various investment banking, financial advisory and other services for us and our affiliates, for which it has received or will receive customary compensation.  Knight is the sales agent under our equity distribution agreement, dated January 17, 2011, under which we may issue and sell up to $20,000,000 of shares of our common stock from time to time through Knight as our sales agent by means of ordinary brokers’ transactions on the NYSE AMEX at market prices and such other sales as agreed upon by us and Knight at that time.  Through the date of this prospectus supplement, under the equity distribution agreement, we have sold 5,537,137 shares for gross proceeds of $3.1 million and fees to Knight of $123,750.  We also paid reimbursed $160,000 of Knight’s expenses relating to the equity distribution agreement.

LEGAL MATTERS

The validity of the rights and the shares of common stock offered by this prospectus supplement have been passed upon for us by Moye White LLP, Denver, Colorado, Macleod Dixon LLP, Calgary, Alberta, Canada, and Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York will pass upon certain legal matters relating to the offering for us.  Certain legal matters in connection with the offering will be passed upon for the dealer manager by Morrison & Foerster LLP, New York, New York.

EXPERTS

The consolidated financial statements of Oilsands Quest Inc. as of April 30, 2011 and 2010, and for each of the years in the three-year period ended April 30, 2011 and for the period from inception on April 3, 1998 to April 30, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of April 30, 2011 have been incorporated in this prospectus supplement by reference to our Form 10-K and Form 10-K/A in reliance upon the reports of KPMG LLP, and Smythe Ratcliffe LLP, independent registered public accounting firms, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report of KPMG LLP dated July 5, 2011 with respect to the consolidated financial statements contains an explanatory paragraph that states that the Company does not presently have adequate cash and cash equivalents to fund activities for the foreseeable future and will require additional funding to maintain operations, which raises substantial doubt about its ability to continue as a going concern.

INCORPORATION BY REFERENCE

We “incorporate by reference” certain documents that we have filed with the SEC into this prospectus supplement, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information contained directly in this prospectus supplement. This prospectus supplement incorporates by reference our:

—	Annual Report on Form 10-K for the year ended April 30, 2011 filed with the SEC on July 6, 2011;

—	Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended April 30, 2011 filed with the SEC on July 8, 2011;

—	Current Report on Form 8-K dated July 15, 2011, filed with the SEC on July 15, 2011; and

—
The section entitled “Description of Capital Stock—Common Stock” contained in our Registration Statement on Form S-3 filed with the SEC on August 2, 2010, and any amendments or reports filed for the purpose of updating that description.

We incorporate by reference the documents listed above and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering of securities described in this prospectus supplement; provided, however, that notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement.

You may obtain documents incorporated by reference into this prospectus supplement at no cost by writing or telephoning us at the following address:

Oilsands Quest Inc.
Attention: Garth Wong, Chief Executive Officer
800, 326 – 11th Avenue SW
Calgary, Alberta, Canada T2R 0C5
(403) 263-1623

Any statements contained in a document incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement (or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus supplement except as so modified or superseded.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We make periodic filings and other filings required to be filed by us as a reporting company under sections 13 and 15(d) of the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov that contains the reports, proxy and information statements, and other information that we file with the SEC. Also visit us at www.oilsandsquest.com. Information contained on our website is not incorporated into this prospectus supplement and you should not consider information contained on our website to be part of this prospectus supplement.

You may obtain copies of this prospectus supplement and the documents incorporated by reference without charge by writing to our corporate secretary at 800, 326 – 11th Avenue SW, Calgary, Alberta, Canada T2R 0C5. You may refer any questions regarding this rights offering to Georgeson Inc., our Information Agent:

Georgeson Inc.
199 Water Street- 26th Floor
New York, NY 10038
Banks and Brokers Call: (212) 440-9800
Call Toll-free: (888) 613-9988

For information regarding replacement of lost rights certificates, you may contact Computershare Investor Services Inc., our Subscription Agent, by calling: (800) 564-6253 or contacting the Subscription Agent at the appropriate address below:

By Registered, Certified, Express Mail or Overnight Courier:	By First Class Mail:
Computershare c/o Voluntary Corporate Actions Suite V, 250 Royall Street Canton, MA 02021	Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011

Base Shelf Prospectus

COMMON STOCK
WARRANTS
UNITS
SUBSCRIPTION RECEIPTS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.  We may offer and sell shares of our common stock, warrants, units and/or subscription receipts from time to time in amounts, at prices and on terms that will be determined at the time of any such offering.   The aggregate initial offering price of the securities sold by us will not exceed $500,000,000.  We will describe the specific terms and manner of offering of our shares of common stock, warrants, units and/or subscription receipts by providing a prospectus supplement each time we offer and issue our securities. The applicable prospectus supplement will provide information about the terms of the common stock and warrants, which may be offered as a unit, and the subscription receipts, and may add, update or change other information contained in this prospectus.

This prospectus also relates to the resale by the selling shareholders described herein of up to 11,188,058 shares of our common stock issued in a private placement transaction on May 10, 2010 and up to 6,000,000 shares of our common stock issued in a private placement transaction on May 11, 2010.

The actual number of shares of common stock offered by the selling shareholders in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933 (the “Securities Act”).

The securities offered by us in this prospectus may be offered directly, through agents designated from time to time by us, or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities offered by us in this prospectus, their names and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth in the applicable prospectus supplement.

The selling shareholders may sell securities from time to time in the principal market on which the securities are traded at the prevailing market price or in negotiated transactions. We will pay the expenses of registering these securities.

Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and is listed on the NYSE AMEX under the symbol “BQI”. The last reported sales price per share of our common stock as reported by the NYSE AMEX on July 30, 2010 was $0.55.   Unless otherwise specified in the applicable prospectus supplement, the warrants, the units and the subscription receipts will not be listed on any

i

national securities exchange.  There is no market through which these securities may be sold and investors may not be able to resell such securities purchased under this prospectus and the applicable prospectus supplement, which may affect the pricing of such securities in the secondary market, the transparency and the availability of trading prices and liquidity.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents incorporated by reference, before you invest. Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 2, 2010.

iii

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the SEC.  This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may sell any amount of our securities described in this prospectus from time to time and in one or more offerings with a maximum aggregate offering price of $500,000,000.  This prospectus also relates to the resale by the selling shareholders described herein of up to 11,188,058 shares of our common stock issued in a private placement transaction on May 10, 2010 and up to 6,000,000 shares of our common stock issued in a private placement transaction on May 11, 2010.  Each time we offer and issue our securities, we will provide a prospectus supplement to this prospectus that contains specific information about the terms of the offering. Each prospectus supplement may also add, update or change information contained in this prospectus. Before investing in any securities, you should carefully read this prospectus, any accompanying prospectus supplement, and any free writing prospectus prepared by or on behalf of us, together with the documents we have incorporated by reference in this prospectus described under the heading “Documents Incorporated by Reference.”  You should also review the additional information described under the heading “Where You Can Find More Information.”

You should only rely on the information contained in or incorporated by reference into this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any accompanying prospectus supplement, and any free writing prospectus, or the documents incorporated by reference herein or therein, prepared by or on behalf of us is accurate only as of the date such information is presented. Our business, financial condition, plan of operations and prospects may have subsequently changed.

When we use the terms “Oilsands Quest,” the “Company,” “we,” “us,” “our,” or “OQI,” we are referring to Oilsands Quest Inc. and its subsidiaries, unless the context otherwise requires.

OILSANDS QUEST INC.

The Company operates through its subsidiary corporations. Our primary operating subsidiary is Oilsands Quest Sask Inc. (“OQI Sask”), an Alberta corporation. OQI Sask was established as an operating subsidiary of the Company primarily to explore for and develop oil sands deposits in the provinces of Saskatchewan and Alberta.  We currently own 100% of the issued and outstanding voting common shares of OQI Sask following the acquisition of the noncontrolling (minority) interest of OQI Sask on August 14, 2006.

We have generated no revenue. We have used significant funds in operations, and expect this trend to continue for the foreseeable future. There is no assurance that we can generate net income, increase revenues or successfully explore and exploit our properties.

Our principal offices are located at 800, 326 – 11th Avenue SW, Calgary, Alberta, Canada T2R 0C5, and our telephone number is (403) 263-1623. We are a Colorado corporation. Our website is www.oilsandsquest.com. Our website is not a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. These documents provide a significant amount of information about us. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities

Exchange Act of 1934, as amended (other than information in such documents that is deemed, in accordance with SEC rules, to have been furnished and not filed), prior to the termination of this offering.

●	Our Annual Report on Form 10-K for the fiscal year ended April 30, 2010 (filed July 13, 2010; amended on July 21, 2010).

●	Our Current Reports on Form 8-K reporting events of (filing date in parentheses):

May 13, 2010	(May 14, 2010)
July 6, 2010	(July 9, 2010)
July 13, 2010	(July 14, 2010)

●
Those portions of our Definitive Proxy Statement on Schedule 14A (filed on August 28, 2009) which were incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended April 30, 2009 (filed on July 30, 2009).

●	The description of our common stock set forth in our Registration Statement on Form 10-SB (filed October 14, 1999), as amended by Form 8-A (filed March 13, 2006 and August 23, 2006).

The above information incorporated by reference has also been filed with the securities regulatory authorities in each of the provinces of Canada except Québec.

We will provide to each person to whom a prospectus is delivered a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with the prospectus.  You may request a copy of these filings or a copy of any or all of the documents referred to above which have been incorporated in this prospectus by reference, at no cost, by writing the following individual at the Company or calling the following individual of the Company at the following address and telephone number:

Vice President, Legal
Oilsands Quest Inc.
800, 326 – 11th Avenue SW
Calgary, Alberta, Canada T2R 0C5
Telephone No.:  (403) 263-1623
Facsimile No.:  (403) 263-9812

Copies of these reports and documents are also available on our website at http://www.oilsandsquest.com. Our website is not a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with or incorporated by reference into the registration statement at the locations listed below.

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. We also file reports and other information with the securities regulatory authorities in each of the provinces of Canada except Québec. These documents are electronically available at http://www.sedar.com.

NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes certain statements that may be deemed to be “forward-looking statements” within the meaning of applicable securities laws. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that our management expects, believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements include discussion of such matters as:

●	the amount and nature of future capital, development and exploration expenditures;

●	the timing of exploration activities;

●	business strategies and development of our business plan and drilling programs; and

●	potential reservoir recovery optimization processes.

Forward-looking statements are statements other than relating to historical fact and are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate”, “potential”, “prospective” and other similar words or statements that certain events or conditions “may” “will” or “could” occur. Forward-looking statements such as references to Oilsands Quest’s drilling program, geophysical programs, reservoir field testing and analysis program, preliminary engineering and economic assessment program for a first commercial project, and the timing of such programs are based on the opinions and estimates of management and the Company’s independent evaluators at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements, which include but are not limited to risks inherent in the oil sands industry, regulatory and economic risks, lack of infrastructure in the region in which the Company’s resources are located and risks associated with the Company’s ability to implement its business plan. The Company’s views about the restatement, its remediation of a material weakness in its controls, its financial condition, performance and other matters also constitute “forward-looking statements”. These forward-looking statements are subject to risks and uncertainties including, but not limited to, the results and effect of the Company’s review of its accounting practices, potential delisting of our common stock on the NYSE Amex or cease trade orders by regulatory authorities; potential claims and proceedings relating to the adjustments to the Company’s financial statements or its accounting practices, including shareholder litigation and action by the SEC or other governmental agencies which could result in civil or criminal sanctions against the Company and/or certain of its current or former officers, directors and/or employees; and negative tax or other implications for the Company resulting from the accounting adjustments and other factors detailed from time to time in the Company’s filings under the Exchange Act. Many of these risks and uncertainties are beyond the control of the Company. The Company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates or opinions should change, except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements.

The risks and uncertainties set forth above are not exhaustive.  Readers should refer to our Annual Report on Form 10-K and other documents incorporated by reference in this prospectus, which are available at www.sec.gov and at www.sedar.com for a detailed discussion of these risks and uncertainties and details regarding the location and extent of our land holdings.

RISK FACTORS

An investment in our securities has a high degree of risk.  You should carefully consider the specific risks discussed or incorporated by reference in this prospectus and the applicable prospectus supplement, together with all the other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement.  You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2010, which is incorporated by reference in this prospectus.  These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for: general corporate purposes; reservoir testing and other costs associated with the development of the Axe Lake discovery; and continued exploration on our permitted lands. Specific allocations of the proceeds for such purposes have not been made at this time.  We will not receive any proceeds from the resale of securities by the selling shareholders.

SELLING SHAREHOLDERS

The following table sets forth the name of each person who is offering for resale shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. We will not receive any proceeds from the resale of the common stock by the selling shareholders.

	Beneficial Ownership Prior to the Offering		Number of Shares	Beneficial Ownership After the Offering(2)
Name of Beneficial Owner	Number(1)	Percentage	Offered	Number (1)	Percentage

Radian Group Inc. (Nominee Name: Ell & Co.) (3)(5)	615,200	*	70,000	545,200	*
Wellington Trust Company, National Association Multiple Collective Investment Funds Trust, Emerging Companies Portfolio (Nominee Name: Finwell & Co) (3)(4)(6)	4,755,500	1.5%	540,000	4,215,500	1.3%
Dow Employees' Pension Plan (Nominee Name: Kane & Co) (3)(7)	1,390,500	*	164,000	1,226,500	*
Oregon Public Employees Retirement Fund (Nominee Name: Westcoast & Co) (3)(8)	3,120,050	1.0%	350,000	2,770,050	*
Retirement Plan for Employees of Union Carbide Corporation and its Participating Subsidiary Companies (Nominee Name: Kane & Co.) (3)(9)	587,200	*	67,000	520,200	*
Lockheed Martin Corporation Master Retirement Trust (Nominee Name ELL & Co.) (3)(10)	2,704,000	*	350,000	2,354,000	*
UTA Asset Management Corp. (Registered Holder: Roytor & Co.) (11)	6,000,000	1.9%	6,000,000	0	*
Classic Fund SPC Canadian SPF (11)	383,445	*	383,445	0	*
Classic Fund Special Situation (11)	287,179	*	287,179	0	*
Classic Fund Absolute Return Fund (11)	253,428	*	253,428	0	*
Salida Multi Strategy Hedge Fund (11)	2,706,000	*	2,706,000	0	*
BTR Global Energy Trading Limited (11)	951,000	*	951,000	0	*
BTR Strategic Growth Fund (11)	1,301,300	*	1,301,300	0	*
TD Managed Account #39 6B7147E (12)	2,000,000	*	2,000,000	0	*
Wallington Investment Holdings, Ltd. (11)(13)	9,541,193	3.1%	1,764,706	7,776,487	2.5%
Total	36,595,995	11.7%	17,188,058	19,407,937	6.2%
_____________________

*  Less than 1%

(1) The beneficial ownership of the common stock by the selling shareholders set forth in the table is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power, and also any shares which the selling shareholder has the right to acquire within 60 days.  Percentages are based on 312,496,101 shares issued and outstanding at the close of business on July 27, 2010.

(2) Assumes that all securities registered will be sold.

(3) Based upon information provided to the Company by the selling shareholder, Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.  After reasonable inquiry, the natural person(s) who exercise voting and/or dispositive and investing powers with respect to this entity is not known to the Company.

(4) Wellington Trust Company, National Association Multiple Collective Investment Funds Trust, Emerging Companies Portfolio is an affiliate of a limited purpose broker-dealer firm.  Wellington Trust Company, National Association Multiple Collective Investment Funds Trust, Emerging Companies Portfolio acquired the securities reflected in the table above as a stockholder and for its own account, and did not have any arrangements or understandings with any person to distribute the securities.

(5) Includes 162,000 shares of common stock acquired from the Company in a private placement transaction on December 23, 2009, 336,300 exchange traded listed shares of common stock and warrants to acquire 46,900 shares of common stock at a price of $1.10 per share.

(6) Includes 1,176,000 shares of common stock acquired from the Company in a private placement transaction on December 23, 2009, 2,649,500 exchange traded listed shares of common stock and warrants to acquire 390,000 shares of common stock at a price of $1.10 per share.

(7) Includes 307,000 shares of common stock acquired from the Company in a private placement transaction on December 23, 2009, 752,000 exchange traded listed shares of common stock and warrants to acquire 167,500 shares of common stock at a price of $1.10 per share.

(8) Includes 800,000 shares of common stock acquired from the Company in a private placement transaction on December 23, 2009, 1,727,200 exchange traded listed shares of common stock and warrants to acquire 242,850 shares of common stock at a price of $1.10 per share.

(9) Includes 137,500 shares of common stock acquired from the Company in a private placement transaction on December 23, 2009, 334,200 exchange traded listed shares of common stock and warrants to acquire 48,500 shares of common stock at a price of $1.10 per share.

(10) Includes 394,100 shares of common stock acquired from the Company in a private placement transaction on December 23, 2009, 1,727,700 exchange traded listed shares of common stock and warrants to acquire 232,200 shares of common stock at a price of $1.10 per share.

(11) The natural person(s) who exercise voting and/or dispositive and investing powers are the following individuals: UTA Asset Management Corp. is controlled by Dean Prodan; Classic Fund SPC Canadian SPF is controlled by Courtenay Wolfe; Classic Fund Special Situation is controlled by Courtenay Wolfe; Classic Fund Absolute Return Fund is controlled by Courtenay Wolfe; Salida Multi Strategy Hedge Fund is controlled by Courtenay Wolfe; BTR Global Energy Trading Limited is controlled by Courtenay Wolfe; BTR Strategic Growth Fund is controlled by Courtenay Wolfe; and Wallington Investment Holdings, Ltd. is controlled by Paul Caland.

(12) After reasonable inquiry, the natural person(s) who exercise voting and/or dispositive and investing powers with respect to this entity is not known to the Company.

(13)  Includes warrants to acquire 1,083,150 shares of common stock.

PLAN OF DISTRIBUTION

OFFERING BY US

General

We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements:

●	to or through one or more underwriters or dealers;

●	through agents;

●	directly to one or more purchasers, including our affiliates;

●	directly to shareholders;

●	through any combination of these methods of sales; or

●	in any manner, as provided in the applicable prospectus supplement.

The securities may be offered and sold at:

●	a fixed price or prices, which may be changed;

●	market prices prevailing at the time of sale;

●	prices related to the prevailing market prices at the time of sale; or

●	negotiated prices.

Any of the prices at which the securities are sold may be at a discount to market prices.

The prospectus supplement relating to the offer and sale of such securities will include, to the extent applicable:

●	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

●	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

●	any securities exchange on which the securities may be listed.

Unless otherwise indicated in the applicable prospectus supplement, the warrants, the units and the subscription receipts will not be listed on any national securities exchange.

Underwritten Offerings

If we use underwriters for a sale of securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. The securities may be offered to the public through underwriting syndicates represented by managing underwriters, or directly by the underwriters. Generally, the underwriters’ obligation to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities (other than in connection with an underwriting on a best efforts basis). In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom the underwriters may acts as agents. Their compensation may be in the form of discounts, concessions or commissions.

Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions (which maybe changed from time to time) from the underwriters and/or from the purchasers for whom they act as agent.

We may agree to sell the securities to an underwriter for a delayed public offering and may further agree to adjustments before the public offering to the underwriters’ purchase price for the securities based on changes in the market value of the securities.

Direct Sales and Sales Through Agents

Offers to purchase securities may be solicited directly by us and sales thereof may be made by us directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction prices, if utilized, will be described in the prospectus supplement related thereto.

Offers to purchase the securities may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of securities will be set forth in the prospectus supplement, and any commission payable by us to such agent will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Rights Offerings

We also may sell directly to investors through subscription rights distributed to our shareholders on a pro rata basis. In connection with any distribution of subscription rights to shareholders, if all of the underlying securities are not subscribed for, we may sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Other Offerings

The securities may also be sold in one or more of the following transactions:

●
block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

●	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

●	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for securities; and

●	sales in other ways not involving a market maker or established trading markets, including direct sales to purchasers.

Stabilization

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the prices of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids whereby selling concessions allowed to dealers participating in the offering  may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Indemnification and Other Relationships

Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them upon the resale of the offered securities may be deemed to be underwriting discounts and commissions under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

Underwriters, dealers or agents and their affiliates and associates may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business for which they receive compensation.

OFFERING BY SELLING SHAREHOLDERS

We are registering the common stock issued to the selling shareholders to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling shareholders of the common stock.  We will bear all fees and expenses incident to our obligation to register the common stock.

The selling shareholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the common stock is sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions.  The common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.  The selling shareholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions by selling common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with sales of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume.  The selling shareholders may also sell common stock short and if such short sale shall take place after the date that this registration statement is declared effective by the SEC, the selling shareholders may deliver common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling shareholders may also loan or pledge common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The selling shareholders also may transfer and donate the common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer or agents participating in the distribution of the common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales.  In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each selling shareholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.  Upon the Company being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the common stock was sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common stock by the selling shareholder and any other participating person.  To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock.  All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We will pay all expenses of the registration of the common stock pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling shareholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it.  We will indemnify the selling shareholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling shareholders will be entitled to contribution.  We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our securities is not complete and is qualified in its entirety by reference to our Articles of Incorporation and Bylaws.

Our authorized capital stock consists of 750,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock, which we may issue in one or more series as determined by our Board of Directors.

Common Stock

As of July 27, 2010, 312,496,101 shares of our common stock were issued and outstanding (excluding 43,914,641 shares of our common stock reserved for issuance upon exercise of outstanding options under option plans and warrants, and 1,388,567 shares of common stock reserved for issuance on settlement of debt of a former subsidiary), and there were 207 holders of record of our common stock (excluding persons who hold our common stock in brokerage accounts and otherwise in “street name”).  In addition, pursuant to our Reorganization Agreement with OQI Sask dated August 14, 2006, we are required to issue up to 75,736,173 shares of our common stock for all of the  Exchangeable Shares (including warrants and options to acquire) issued at closing.  As of July 27, 2010, 43,786,349 Exchangeable Shares have already been exchanged for shares of our common stock and up to an additional 31,949,824 Exchangeable Shares may be exchanged for shares of our common stock.

Each holder of record of shares of our common stock is entitled to one vote for each share held on all matters properly submitted to the shareholders for their vote. Cumulative voting in the election of directors is not authorized by the Articles of Incorporation.

Holders of outstanding shares of our common stock are entitled to those dividends declared by the Board of Directors out of legally available funds, and, in the event of our liquidation, dissolution or winding up of our affairs, holders are entitled to receive ratably our net assets available to the shareholders. Holders of our outstanding common stock have no preemptive, conversion or redemption rights. All of the issued and outstanding shares of our common stock are, and all unissued shares of our common stock, when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional shares of our common stock may be issued in the future, the relative interests of the then existing shareholders may be diluted.

We have never declared or paid any dividends or distributions on our common stock. We anticipate that for the foreseeable future all earnings will be retained for use in our business and no cash dividends will be paid to shareholders. Any payment of cash dividends in the future on our common stock will be dependent upon our financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors that the Board of Directors deems relevant.

Preferred Stock

Our Board of Directors is authorized to issue from time to time, without shareholder authorization, in one or more designated series, any or all of the authorized but unissued shares of our preferred stock with such dividend, redemption, conversion and exchange provisions as may be provided by the Board of Directors with regard to such particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of our common stock. The rights of the holders of our common stock will be subject to and may be adversely affected by the rights of the holders of any of our preferred stock that may be issued in the future. Issuance of a new series of preferred stock, or providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring our outstanding shares of common stock and make removal of the Board of Directors more difficult.

Our Board of Directors adopted a shareholders rights plan in March 2006 and reserved 250,000 shares of Series A Junior Participating Preferred Stock. At the Company’s annual shareholders meeting held on October 30, 2006, the shareholders adopted the shareholders rights plan. This shareholders rights plan could have the effect of discouraging, delaying or preventing an acquisition.

In addition, the Company has designated one preferred share as Series B Preferred Stock (the “Series B Preferred Share”), which is held by Computershare Trust Company of Canada (“CTC”). The one Series B Preferred Share represents a number of votes equal to the total outstanding Exchangeable Shares on the applicable record date for the vote submitted to the Company’s shareholders. The Exchangeable Shares were issued by OQI Sask as part of the reorganization, and are exchangeable at any time on a one-for-one basis, at the option of the holder, for shares of the Company’s common stock. An Exchangeable Share of OQI Sask provides a holder with economic terms and voting rights which are, as nearly as practicable, effectively equivalent to those of a share of the Company’s common stock. CTC will vote the one Series B Preferred Share as indicated by the individual holders of Exchangeable Shares of OQI Sask.

DESCRIPTION OF WARRANTS AND UNITS

In May 2009, we issued warrants that entitle the purchaser to purchase one share of common stock for a price of US$1.10 at any time on or prior to May 12, 2011.

We may in the future issue additional warrants to purchase our common stock. Warrants may be issued independently or together with shares of our common stock, and sold as units, and may be attached to or separate from the securities. The warrants will be issued under warrant agreements as detailed in the prospectus supplement relating to warrants being offered. The applicable prospectus supplement will describe the material terms of the warrants.

We may issue units consisting of shares of common stock and warrants. The shares and warrants may be attached to or separate from each other, even though sold as a unit. The applicable prospectus supplement will describe the material terms of the units.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

From time to time, subscription receipts may be offered and sold under this prospectus. Subscription receipts may be offered separately or together with shares of our common stock. The subscription receipts will be issued under a subscription receipt agreement.

The applicable prospectus supplement will include details of the subscription receipt agreement covering the subscription receipts being offered. The following sets forth certain general terms and provisions of the subscription receipts offered under this prospectus. The specific terms of the subscription receipts, and the extent to which the general terms described in this section apply to those subscription receipts, will be set forth in the applicable prospectus supplement.

The particular terms of each issue of subscription receipts will be described in the related prospectus supplement. This description will include, where applicable:

●	the number of subscription receipts;

●	the price at which the subscription receipts will be offered;

●	the procedure for the exchange of the subscription receipts into shares of our common stock;

●	the number of shares of common stock that may be exchanged upon exercise of each subscription receipt;

●	the designation and terms of any other securities with which the subscription receipts will be offered, if any, and the number of subscription receipts that will be offered with each security;

●	terms applicable to the gross proceeds from the sale of the subscription receipts plus any interest earned thereon;

●	material tax consequences of owning the subscription receipts; and

●	any other material terms and conditions of the subscription receipts.

LEGAL MATTERS

 Certain legal matters relating to the validity of the common stock to be offered in this prospectus will be passed upon by Moye White LLP, Denver, Colorado.

EXPERTS

The consolidated financial statements of Oilsands Quest Inc. as of April 30, 2010 and 2009, and for each of the years in the three-year period ended April 30, 2010 and the information included in the cumulative from inception presentations for the period from May 1, 2007 to April 30, 2010 (not separately presented), and management’s assessment of the effectiveness of internal control over financial reporting as of April 30, 2010 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that we shall indemnify any officer, employee, agent or director against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the person was a party by reason of such status. Such indemnity may be provided if the person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in our best interest with respect to actions taken in the person’s official capacity; (iii) were reasonably believed not to be opposed to our best interest with respect to other actions; and (iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful. Unless the person is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified. A director, employee, agent, or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, is entitled to receive indemnification against reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding. We may also indemnify or advance expenses to an officer, employee or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by our Articles of Incorporation, Bylaws, resolution of our shareholders or directors or in a contract.

In addition to our Articles of Incorporation, the Company entered into indemnity agreements with our officers and directors. The agreement is a contractual supplement to the corporate indemnity provisions of the Company’s Articles of Incorporation. The material terms and conditions of the agreement are: (a) the Company shall indemnify and advance expenses to the indemnitee against claims if the indemnitee acted honestly and in good faith with a view to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable grounds to believe the indemnitee’s conduct was unlawful; (b) a description of how the Company will determine if indemnification is appropriate including the procedure for obtaining indemnification; (c) the procedure to authorize advancing expenses; (d) the indemnitee’s rights under the indemnity agreement will survive any merger or other consolidation; and (e) the indemnitee will be entitled to attorney’s fees and disbursements incurred in any suit against the Company for breach of the agreement, if the indemnitee prevails in whole or in part in such a suit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

$60,000,000

Up to 300,000,000 Shares of Common Stock
Issuable Upon Exercise of Rights to Subscribe for Such Shares
at $0.20 per Share

KNIGHT

July 18, 2011